SUB-ITEM 77H

The following shareholders held greater than 25% of the outstanding shares of a series of the Trust as of February 28, 2015:

Fund	Shareholder
GMO EMERGING COUNTRIES FUND	GMO EMERGING COUNTRIES SERIES FUND
GMO ASSET ALLOCATION BOND FUND	GMO BENCHMARK-FREE FUND
GMO GLOBAL BOND FUND	MAC & CO A/C PCFF5501132 FBO
GMO BENCHMARK FREE BOND FUND	GMO LLC
GMO BENCHMARK FREE BOND FUND	R JEREMY GRANTHAM
GMO INTERNATIONAL SMALL COMPANIES FUND	MILWAUKEE COUNTY EMPLOYEES
GMO RISK PREMIUM FUND	GMO GLOBAL ASSET ALLOCATION FUND
GMO RISK PREMIUM FUND	GMO GLOBAL ASSET ALLOCATION FUND, WELLS FARGO FUNDS MANAGEMENT, LLC

The following shareholders ceased to hold greater than 25% of the outstanding shares of a series of the Trust during the period August 31, 2014 through February 28, 2015:

Fund	Shareholder

GMO EMERGING COUNTRIES FUND	WELLS FARGO BANK NA FBO NPPD EMERGING
GMO TAIWAN FUND	PENSION RESERVES INVESTMENT TRUST